Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

•	Second quarter sales of $28 million yielded $0.27 earnings per share

•	Orders were $35.0 million in the quarter; Backlog improved sequentially to $114.9 million

•	Revenue guidance increased to $93 million to $97 million and gross margin expectation improved to 21% to 23%

BATAVIA, NY, October 28, 2020 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today reported financial results for its second quarter ended September 30, 2020. Graham’s current fiscal year ends March 31, 2021 (“fiscal 2021”).

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Results in the second quarter benefited from strong defense industry sales, including a materials only order. We also had the benefit of improved efficiencies in both our supply chain and our production facilities which enabled us to accelerate conversion of both large and short cycle orders in the quarter. As a result, higher volume drove operating leverage which is inherent in our business model.”

Mr. Lines continued, “We had strong orders in the quarter of $35 million. This order level was driven by our strategy to further our geographic market reach and diversify our end markets, which includes increasing our participation in the defense industry. We remain confident in our ability to achieve the long-term goal of significantly growing our business organically, as well as continuing to consider acquisition opportunities.”

Second Quarter Fiscal 2021 Sales Summary (Compared with the prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region)

Net sales were $28.0 million compared with $21.6 million in the second quarter of fiscal 2020. The strong increase in sales reflects Graham’s strategy to increase its defense business sales with the U.S. Navy and sales to previously underserved markets.

Sales to the defense markets were up $6.8 million to $9.4 million compared with the prior year period and represented 34% of total sales. Sales to the chemical/petrochemical market were $5.5 million compared with $10.5 million in the prior year. Sales to the refining market increased $4.0 million to $10.3 million and sales to other commercial markets increased $0.6 million to $2.8 million.

From a geographic perspective, domestic sales were 62% of total sales compared with 73% in the second quarter of fiscal 2020. International sales were 38% of total sales, compared with 27% in the prior-year period.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve-month basis.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Second Quarter Fiscal 2021 Performance Review*(Compared with the prior-year period unless noted otherwise)

($ in millions except per share data)
	Q2 FY21	Q2 FY20	Change
Net sales	$28.0	$21.6	$6.4
Gross profit	$7.7	$4.9	$2.8
Gross margin	27.5%	22.9%
Operating profit	$3.4	$1.1	$2.3
Operating margin	12.3%	5.1%
Net income	$2.7	$1.2	$1.5
Diluted EPS	$0.27	$0.12
EBITDA	$4.0	$1.7	$2.3
EBITDA margin	14.2%	7.8%

*

Graham believes that EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation, and amortization), and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached table on page 10 for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as the reconciliation of net income to EBITDA.

Gross margin expanded 460 basis points to 27.5% driven by higher volume level as well as favorable mix of projects.

Selling, general and administrative (“SG&A”) expenses, were $4.3 million, up $0.4 million, or 11%, compared with the prior-year period. SG&A, as a percent of sales for the three-month periods ended September 30, 2020 and 2019 were 15.2% and 17.8%, respectively.

Operating profit was $3.4 million, up from $1.1 million last year. Net income was $2.7 million, or $0.27 per share compared with $1.2 million or $0.12 per share last year.

EBITDA margin expanded 640 basis points on higher volume and lower relative operating expenses.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

First Half Fiscal 2021 Performance Review (Compared with the prior-year period unless noted otherwise)

($ in millions except per share data)
	YTD FY21	YTD FY20	Change
Net sales	$44.7	$42.2	$2.5
Gross profit	$9.3	$9.7	$(0.4)
Gross margin	20.7%	22.9%
Operating profit	$1.1	$0.7	$0.4
Operating margin	2.5%	1.7%
Net income	$0.9	$1.3	$(0.4)
Diluted EPS	$0.09	$0.13
EBITDA	$2.2	$ 1.9	$0.3
EBITDA margin	4.9%	4.5%

International sales were $18.0 million and represented 40% of total sales, compared with $12.1 million, or 29%, of sales in the same prior-year period. Sales to the U.S. were $26.7 million, or 60%, of first half net sales in fiscal 2021, compared with $30.1 million, or 71%, of fiscal 2020 first half net sales.

Gross profit and margin were down compared with the prior-year period primarily as a result of production capability being significantly reduced in the first quarter fiscal 2021 due to the COVID-19 pandemic. Production during that period was at approximately 50% of normal production.

SG&A was $8.2 million, down 3%, or $0.2 million. As a percent of sales, SG&A was 18% in the quarter down from 20% in the same prior-year period. Included in the first half of 2020 was $0.6 million of SG&A for our divested commercial nuclear utility business

The effective tax rate was 30% compared with 22% in the prior-year period. The higher six-month tax rate in fiscal 2021 was due to the loss incurred in the first quarter.

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at September 30, 2020 decreased $5.1 million to $67.9 million from March 31, 2020.

Net cash used by operating activities for the first half of fiscal 2021 was $2.3 million, compared with $1.9 million of cash used for the first half of fiscal 2020. In the most recent quarter, cash used by operating activities was principally due to timing of accounts receivable and accounts payable.

Capital spending was $0.5 million in the second quarter of fiscal 2021 and was $0.8 million year-to-date. The Company expects capital expenditures for fiscal 2021 to be between $2.0 million and $2.5 million, of which 80% to 85% is expected to be for machinery and equipment and the remainder to be used for other items.

As of September 30, 2020, Graham had no debt.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Orders and Backlog

Orders for the quarter increased $2.4 million to $35.0 million. Defense orders increased $11.1 million to $12.6 million in the second quarter of fiscal 2021 more than offsetting the estimated impact the COVID-19 pandemic had on capital spending decisions by Graham’s historic refining and petrochemical customers, primarily in North America, during the quarter. Chemical and petrochemical orders were $3.3 million, compared with $6.2 million in the prior-year period. Refining orders were $16.8 million in the current quarter, compared with $22.6 million in the second quarter of fiscal 2020. The company believes that the pipeline of available opportunities in the defense industry remains strong, and that the timing of orders in this industry can be variable.

Domestic orders were 46% of total net orders in the second quarter of fiscal 2021 and were 33% in the same prior-year period.

Backlog at the end of the second quarter of fiscal 2021 was $114.9, an increase of $7.7 million from June 30, 2020. The increase reflects previously announced orders placed in the second quarter valued at $28.5 million.

Backlog by industry at September 30, 2020 was approximately:

•	50% for U.S. Navy projects

•	37% for refinery projects

•	9% for chemical/petrochemical projects

•	4% for other industrial applications

The Company expects 60% to 65% of backlog to convert to revenue within the next 12 months.

Increasing Fiscal 2021 Guidance

Mr. Lines concluded, “Nearly all of our expected second half revenue this year is already in backlog, giving us solid confidence to increase guidance for fiscal 2021. Orders in the second quarter add to fiscal 2022 revenue potential. The strength of revenue next fiscal year will depend upon orders during the next three quarters.”

Graham is increasing revenue guidance for fiscal 2021 while raising expectations for gross margin and tightening the range for SG&A expense. This guidance is based on the assumption that Graham is able to operate its production facility at full capacity, has access to its global supply chain including its subcontractors, and experiences minimal or no additional COVID-19 related disruptions or any other unforeseen events.

•	Revenue between $93 million and $97 million

•	Gross margin between 21% and 23%

•	SG&A expense between $17.0 million and $17.5 million

•	Effective tax rate of approximately 22%

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the second quarter of fiscal 2021, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Wednesday, November 4, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13710948. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality.

Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, the extreme price volatility seen in the first six months of calendar year 2020, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Christopher M. Gordon
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3748
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / cgordon@keiadvisors.com

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
Net sales	$27,954	$21,643	29%	$44,664	$42,236	6%
Cost of products sold	20,261	16,695	21%	35,403	32,574	9%

Gross profit	7,693	4,948	55%	9,261	9,662	(4%)
Gross margin	27.5%	22.9%		20.7%	22.9%
Other expenses and income:
Selling, general and administrative	4,253	3,847	11%	8,155	8,403	(3%)
Selling, general and administrative – amortization	—	—	NA	—	11	NA
Other expense	—	—	NA	—	523	NA

Operating profit	3,440	1,101	212%	1,106	725	53%

Operating margin	12.3%	5.1%		2.5%	1.7%
Other income	(54)	(87)	(38%)	(109)	(174)	(37%)
Interest income	(26)	(363)	(93%)	(120)	(762)	(84%)
Interest expense	3	4	(25%)	8	7	14%

Income before provision for income taxes	3,517	1,547	127%	1,327	1,654	(20%)
Provision for income taxes	773	342	126%	401	367	9%

Net income	$2,744	$1,205	128%	$926	$1,287	(28%)

Per share data:
Basic:
Net income	$0.27	$0.12	125%	$0.09	$0.13	(31%)

Diluted:
Net income	$0.27	$0.12	125%	$0.09	$0.13	(31%)

Weighted average common shares outstanding:
Basic	9,977	9,883		9,936	9,869
Diluted	9,977	9,885		9,936	9,872
Dividends declared per share	$0.11	$0.11		$0.22	$0.21

N/A: Not Applicable

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	September 30, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$62,356	$32,955
Investments	5,500	40,048
Trade accounts receivable, net of allowances ($41 and $33 at September 30 and March 31, 2020, respectively)	19,276	15,400
Unbilled revenue	13,691	14,592
Inventories	20,615	22,291
Prepaid expenses and other current assets	1,378	906
Income taxes receivable	322	485

Total current assets	123,138	126,677
Property, plant and equipment, net	17,327	17,587
Prepaid pension asset	3,881	3,460
Operating lease assets	171	243
Other assets	105	153

Total assets	$144,622	$148,120

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$26	$40
Accounts payable	11,669	14,253
Accrued compensation	5,082	4,453
Accrued expenses and other current liabilities	3,867	3,352
Customer deposits	24,838	26,983
Operating lease liabilities	110	153

Total current liabilities	45,592	49,234
Finance lease obligations	45	55
Operating lease liabilities	53	82
Deferred income tax liability	988	721
Accrued pension liability	800	747
Accrued postretirement benefits	567	557

Total liabilities	48,045	51,396

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,780 and 10,689 shares issued and 9,977 and 9,881 shares outstanding at September 30 and March 31, 2020, respectively	1,078	1,069
Capital in excess of par value	26,866	26,361
Retained earnings	90,120	91,389
Accumulated other comprehensive loss	(8,992)	(9,556)
Treasury stock (803 and 808 shares at September 30 and March 31, 2020, respectively)	(12,495)	(12,539)

Total stockholders’ equity	96,577	96,724

Total liabilities and stockholders’ equity	$144,622	$148,120

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Six Months Ended
	September 30,
	2020	2019
Operating activities:
Net income	$926	$1,287
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	972	980
Amortization	—	11
Amortization of actuarial losses	533	498
Equity-based compensation expense	494	412
Gain on disposal or sale of property, plant and equipment	3	—
Loss on sale of Energy Steel & Supply Co	—	87
Deferred income taxes	191	119
(Increase) decrease in operating assets:
Accounts receivable	(3,820)	5,287
Unbilled revenue	901	(5,514)
Inventories	1,808	990
Prepaid expenses and other current and non-current assets	(456)	109
Income taxes receivable	163	233
Operating lease assets	75	138
Prepaid pension asset	(421)	(435)
Increase (decrease) in operating liabilities:
Accounts payable	(2,544)	(4,721)
Accrued compensation, accrued expenses and other current and non-current liabilities	1,214	(268)
Customer deposits	(2,285)	(1,116)
Operating lease liabilities	(75)	(64)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	63	52

Net cash used by operating activities	(2,258)	(1,915)

Investing activities:
Purchase of property, plant and equipment	(797)	(679)
Proceeds from disposal of property, plant and equipment	6	—
Proceeds from the sale of Energy Steel & Supply Co	—	602
Purchase of investments	(31,603)	(82,414)
Redemption of investments at maturity	66,151	83,232

Net cash provided by investing activities	33,757	741

Financing activities:
Principal repayments on finance lease obligations	(24)	(25)
Principal repayments on long-term debt	(4,599)	—
Proceeds from the issuance of long-term debt	4,599	—
Dividends paid	(2,195)	(2,075)
Purchase of treasury stock	(23)	(230)

Net cash used by financing activities	(2,242)	(2,330)

Effect of exchange rate changes on cash	144	(187)

Net increase (decrease) in cash and cash equivalents, including cash classified within current assets held for sale	29,401	(3,691)
Net decrease in cash classified within current assets held for sale	—	552

Net increase (decrease) in cash and cash equivalents	29,401	(3,139)
Cash and cash equivalents at beginning of period	32,955	15,021

Cash and cash equivalents at end of period	$62,356	$11,882

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$2,744	$1,205	$926	$1,287
Net interest income	(23)	(359)	(112)	(755)
Income taxes	773	342	401	367
Depreciation & amortization	486	490	972	991

EBITDA	$3,980	$1,678	$2,187	$1,890

EBITDA margin %	14.2%	7.8%	4.9%	4.5%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before net interest income, income taxes, depreciation, and amortization and EBITDA margin is defined as EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

Additional Information – Unaudited

	Q120	Q220	Q320	Q420	FY2020	Q121	Q221
	Total	Total	Total	Total	Total	Total	Total
Orders	$15.1	$32.6	$20.0	$12.3	$80.0	$11.5	$35.0
Backlog	$117.2	$127.8	$122.9	$112.4	$112.4	$107.2	$114.9

SALES BY INDUSTRY FY 2021

($ in millions)

	Q1	% of	Q2	% of
FY 2021	6/30/20	Total	9/30/20	Total
Refining	$2.7	16%	$10.3	37%
Chemical/ Petrochemical	$8.0	48%	$5.5	20%
Defense	$3.5	21%	$9.4	34%
Other Commercial	$2.5	15%	$2.8	10%
Total	$16.7		$28.0

SALES BY INDUSTRY FY 2020

($ in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
FY 2020	6/30/19	Total	9/30/19	Total	12/31/19	Total	3/31/20	Total	FY2020	Total
Refining	$7.5	36%	$6.3	29%	$12.2	49%	$7.4	32%	$33.4	37%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%	$6.2	24%	$7.1	31%	$30.9	34%
Defense	$2.1	10%	$2.6	12%	$4.3	17%	$5.6	24%	$14.6	16%
Other Commercial	$3.9	19%	$2.2	11%	$2.6	10%	$3.0	13%	$11.7	13%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

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Graham Corporation Reports Sales Grew to $28 million for Fiscal 2021 Second Quarter

October 28, 2020

Graham Corporation

Second Quarter Fiscal 2021

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2021

($ in millions)

	Q1	% of	Q2	% of
FY 2021	6/30/20	Total	9/30/20	Total
United States	$9.4	56%	$17.3	62%
Middle East	$0.4	3%	$1.0	4%
Asia	$5.2	31%	$4.5	16%
Other	$1.7	10%	$5.2	18%
Total	$16.7		$28.0

SALES BY REGION FY 2020

($ in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
FY 2020	6/30/19	Total	9/30/19	Total	12/31/19	Total	3/31/20	Total	FY2020	Total
United States	$14.4	70%	$15.7	73%	$13.4	53%	$14.5	63%	$58.0	64%
Middle East	$0.8	4%	$0.5	2%	$7.5	30%	$4.3	19%	$13.1	14%
Asia	$3.2	16%	$1.0	5%	$0.7	3%	$0.6	2%	$5.5	6%
Other	$2.2	10%	$4.4	20%	$3.7	14%	$3.7	16%	$14.0	16%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

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